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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors,
Emergent Information Technologies, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-40614, 333-50887, 333-51174, 333-84107, 333-84109 and 333-84111) on Form S-8
and registration statement (No. 333-77311) on Form S-3 of Emergent Information Technologies, Inc. of our report dated April 11, 2001, relating to the consolidated balance sheets of Emergent Information Technologies, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Emergent Information Technologies, Inc.




Orange County, California
April 13, 2001